Exhibit 3.1

ARTICLE VII

CERTIFICATE OF SHARES

Section 1. Type of Certificate. Shares of this corporation’s stock may be certificated stock or uncertificated stock, as provided under Minnesota law. Each holder of certificated stock in this corporation shall be entitled to a certificate of stock. Certificates of shares of this corporation shall be in such form as shall be prepared or be approved by the Board of Directors. Each certificate shall be signed by the President/Chief Executive Officer or Vice President and the Treasurer/Chief Financial Officer or Secretary or Assistant Secretary, and shall have affixed thereto the corporate seal, if any. Said signatures and the corporate seal, if any, may be facsimiles, engraved or printed, if the certificate is signed by a Transfer Agent or Registrar. All certificates shall contain such information as may be required by statute.

Section 2. Transfers of Shares. Transfers of shares shall be made on the books of the corporation only by the record holder of such shares or by attorney lawfully constituted in writing, and, in the case of stock represented by a certificate, upon surrender of the certificate therefor properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

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